Exhibit 23.3


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
RCG Companies Incorporated
Charlotte, NC

We consent to the incorporation by reference in this Form S-3 of RCG Companies Incorporated of our report dated March 10, 2005, related to the audits of the financial statements of Farequest Holdings, Inc. as of December 31, 2004, and for the year then ended, and for the period from inception (June 12, 2003) to December 31, 2003, included in Form 8-K/A filed by RCG Companies on or about April 19, 2005, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ Cherry, Bekaert & Holland, L.L.P.

Atlanta, GA
May 13, 2005